Exhibit 5.1

Covington & Burling LLP One CityCenter 850 Tenth Street, NW Washington, DC 20001-4956 T +1 202 662 6000

 May 8, 2023

WeWork Inc.
75 Rockefeller Plaza, 10th Floor
New York, New York 10019

Ladies and Gentlemen:

We have acted as counsel to WeWork Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s Registration Statement on Form S-3, which was filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (such registration statement is herein referred to as the “Registration Statement”), of (a) the issuance  of shares of the Company’s Class A common stock, $0.0001 per share (“Class A Common Stock”), (b) the resale of Class A Common Stock held by certain stockholders of the Company and (c) the resale of certain warrants of the Company held by the holders thereof, as follows:

(i)
the issuance of up to 5,441,333 shares of Class A Common Stock that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) by the holders thereof (the “Private Warrant Shares”), issued pursuant to the Warrant Agreement by and between the Company and Continental Stock Transfer & Trust Company, dated August 4, 2020 (the “Warrant Agreement”);

(ii)
the issuance of up to 16,099,949 shares of Class A Common Stock that are issuable upon the exercise of certain public warrants by the holders thereof (the “Public Warrant Shares” and, together with the Private Warrant Shares, the “Warrant Shares”), issued pursuant to the Warrant Agreement;

(iii)
the issuance of up to 44,190,955 shares of Class A Common Stock that are issuable upon the exercise of warrants under the Warrant to Purchase Class A Common Stock, issued to each of SVF II WW Holdings (Cayman) Limited, SVF Endurance (Cayman) Limited and SVF II WW (DE) LLC, respectively, each dated October 20, 2021 (the “SVF Warrant Agreements”), upon conversion by the holders thereof (the “SVF Warrant Shares”);

(iv)
the issuance of up to 11,923,567 shares of Class A Common Stock that are issuable upon the exercise of warrants under the Warrant to Purchase Common Stock, issued to SoftBank Group Corp., dated December 6, 2021 (the “SoftBank LC Warrant Agreement”), upon conversion by the holder thereof (the “SoftBank LC Warrant Shares”);

WeWork Inc.
May 8, 2023

(v)
the issuance of up to 19,938,089 shares of Class A Common Stock and the corresponding cancellation of WeWork Class C Common Stock upon the conversion of WeWork partnerships profits interest units or WeWork partnership Class A common units (collectively, the “Partnership Profits Interest Shares”), in each case, pursuant to the Third Amended and Restated Agreement of Exempted Limited Partnership of the We Company Management Holdings L.P., dated as of October 20, 2021 (the “Partnership Agreement”);

(vi)
the issuance of up to 1,661,014 shares of Class A Common Stock (the “Plan Shares” and, together with the Warrant Shares, the SVF Warrant Shares, the SoftBank LC Warrant Shares, and the Partnership Profits Interest Shares, the “Convertible Security Shares”) underlying options to purchase shares of Class A Common Stock and restricted stock unit awards issued pursuant to the Company’s 2013 Stock Incentive Plan, 2015 Equity Incentive Plan and 2021 Equity Incentive Plan (collectively, the “Plans”);

(vii)	the resale of the Convertible Security Shares;

(viii)	the resale of up to 2,384,584,190 shares of Class A Common Stock (the “Resale Shares”); and

(ix)	the resale of up to 5,441,333 Private Placement Warrants (the “Resale Private Placement Warrants”).

We have reviewed (i) the Warrant Agreement, (ii) the SVF Warrant Agreements, (iii) the SoftBank LC Warrant Agreement, (iv) the Partnership Agreement, (v) the Plans and (vi) such other corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

With respect to the Convertible Security Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Class A Common Stock, future issuances of securities of the Company, including the Convertible Security Shares, and anti-dilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Class A Common Stock than the number that remain authorized but unissued. We also have assumed that the exercise price (as defined in each of the Warrant Agreement, the SVF Warrant Agreements and the SoftBank LC Warrant Agreement) will not be adjusted to an amount below the par value per share of the Class A Common Stock.

WeWork Inc.
May 8, 2023

Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that:

(1)
The Warrant Shares have been duly authorized and reserved for issuance, and when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

(2)
The SVF Warrant Shares have been duly authorized and reserved for issuance, and when issued and paid for upon exercise of the SVF Warrants in accordance with the terms of the applicable SVF Warrant Agreement, will be validly issued, fully paid and non-assessable.

(3)
The SoftBank LC Warrant Shares have been duly authorized and reserved for issuance, and when issued and paid for upon exercise of the SoftBank LC Warrant Agreement in accordance with the terms of the SoftBank LC Warrants, will be validly issued, fully paid and non-assessable.

(4)
The Partnership Profits Interest Shares have been duly authorized and reserved for issuance, and when issued upon conversion of the WeWork partnership profits interest units or WeWork partnership Class A common units and the corresponding cancellation of WeWork Class C Common Stock in accordance with the terms of the Partnership Agreement, will be validly issued, fully paid and non-assessable.

(5)
The Plan Shares have been duly authorized and reserved for issuance, and when issued and paid for in accordance with terms of the applicable Plan upon the exercise of options or vesting of restricted stock unit awards, as the case may be, will be validly issued, fully paid and non-assessable.

(6)	The Resale Shares have been duly authorized and are validly issued, fully paid and non-assessable.

(7)
The Resale Private Placement Warrants have been duly authorized and constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is subject to the following qualifications. We express no opinion as to: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, or exculpation provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; (iv) provisions for liquidated damages and penalties, penalty interest and interest on interest; (v) provisions requiring amendments and waivers to be in writing; (vi) provisions making notices effective even if not actually received; (vii) exclusive jurisdiction or venue provisions or (viii) provisions purporting to make a party’s determination conclusive.

WeWork Inc.
May 8, 2023

We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Covington & Burling LLP